EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 1st day of March, 1999, by and between PLATINUM EXECUTIVE SEARCH INC., a New York corporation with an office for the conduct of its business at 342 Madison Ave., Suite 1500, New York, New York 10173 (the "Company"), and JOHN D. MAZZUTO, an individual residing at 54 First Neck Lane, Southampton, New York 11968 (the "Executive").

            WHEREAS, the Company desires to employ the Executive as a member of the Board and President and Chief Financial Officer of the Company, and the Executive desires to be employed by the Company in such capacity; and

            WHEREAS, the parties hereto desire to enter into an agreement of employment mutually beneficial to said parties, and for the purpose of defining the rights, duties and obligations of each of the parties hereto;

            NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

         1. Employment. Upon the terms and subject to the conditions of this agreement, the company hereby employs the Executive and the Executive hereby accepts employment by the company on the terms and conditions hereinafter set forth.

         2. Term. Subject to the provisions of Section 13 of this Agreement, Executive's employment shall be for a period of five years, renewable automatically each day, commencing on March 1, 1999 and terminating on a date 5 years from the date that the Executive receives notice from the Company that the contract is not being extended.

         3. Executive's Position, Duties and Authority.

            3.1 Position. The Company shall employ the Executive, and the Executive shall serve as a member of the Board and President of the Company.

            3.2 Description. The Executive shall perform such duties and responsibilities on a full time basis as shall be reasonably assigned to the Executive by the Board of Directors and Chief Executive Officer of the Company, and which are customarily incident to the day-to-day management and operation of the Company including, but not limited to: (i) strategic planning; (ii) finance;
(iii) legal; (iv) mergers and acquisitions, and (v) performing various administrative duties as shall be reasonably assigned to the Executive by the Chief Executive Officer of the Company.

            3.3 Authority. At all times during the Term, the Executive shall report directly to the Chief Executive Officer of the Company.

         4. Services.

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            4.1 General.  The Executive shall devote  sufficient  business time, labor, skill and energy to the business and affairs of the Company and to the duties and responsibilities referred to in Section 3.2 of this Agreement

            4.2 Opportunities; Investments. The Executive covenants and agrees that, during the Term, he shall inform the Company of each business opportunity related to the business of the Company or any of the Company's subsidiaries or affiliates of which he becomes aware and that he will not, directly or indirectly, exploit any such opportunity for his own account.

         5. Location of Employment. Unless the Executive consents otherwise in writing, the principal location for the performance of his duties hereunder shall be at the Company's offices in New York.

         6. Base Salary/Bonuses.

            6.1 Base Salary. Executive shall work for the Company for no salary from March 1,1999 through June 30,1999. Beginning July 1,1999, the Company shall, during the continuance of the Executive's employment hereunder, pay to the Executive, and the Executive agrees to accept, in consideration of his services, a salary (the "Base Salary") at a rate of TWO HUNDRED FORTY THOUSAND AND NO/l00THS DOLLARS ($240,000.00) per year. Such salary shall be payable in accordance with the Company's normal payroll practices, so long as the Executive's employment continues as provided by this Agreement. On January 1, 2000 and January 1 of each calendar year thereafter, such annual Base Salary shall increase by TEN THOUSAND DOLLARS ($l0,000.00) plus an amount equal to the increase in the Consumer Price Index as published by the U.S. Government multiplied by the then existing base salary.

            6.2 Bonuses. Commencing with the Term of this Agreement, the Executive shall be eligible to receive the following bonus payments (each a "Bonus", and collectively, the "Bonuses"):

                  (a) An annual Bonus, payable within (ninety) 90 days after the end of the fiscal year in the amount of FIFTY THOUSAND DOLLARS ($50,000.00) in consideration for the Executive's performance of the terms of this Agreement for fiscal year 1999.

                  (b) An annual Bonus, payable within ninety (90) days after each fiscal year end of the Company, in an amount equal to no less than four percent (4%) of the pre-tax income of the Company for the just ended fiscal year. The Company's Chief Financial Officer shall make calculation of Net Operating Income and Sales in good faith consistent with the Company's usual and customary practice.

                  (c) A transaction bonus for each acquisition in the amount of $60,000, payable at each closing in stock or cash at the option of the Executive. In the event that the Executive chooses to accept stock rather than cash, the Company hereby agrees that it will increase the total bonus payment to be made to the Executive under this Section 6(c) by providing a cash adjustment in the amount of any tax liability that the Executive incurs as a result of choosing to take his bonus in stock rather than cash.

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         7.  Stock  Options.  Commencing  with the Term of this  Agreement,  the
Executive shall be eligible to receive the following options (collectively, the "Stock Options") to purchase shares of the Company's Common Stock as provided below:

                  (a) Stock Options, issued and priced as of the date of the execution of a letter of intent between the Company and each target company (each, a "Target"), to purchase 70,000 shares of the Company's Common Stock. The Stock Options shall be eligible to be sold as of the date of the completion of the acquisition by the Company of the Target.

                  (b) Stock Options issued to purchase shares of the Company's Common Stock in the event that the Board of Directors determines in its sole discretion that the Executive has conducted a certain extraordinary event for the growth and development of the Company.

            The Stock Options shall fully vest on the date of their issuance to the Executive and shall be exercisable for 10 years.

         8. Deductions. The Company shall, in accordance with applicable law, deduct from the Base Salary and all other cash amounts payable to the Executive by the Company under the provisions of this Agreement, or, if applicable, to his estate, legal representatives or other beneficiary designated in writing by the Executive, all social security taxes, all Federal, state and municipal taxes and all other charges and deductions which now or hereafter are required by law to be charges on the compensation of the Executive or charges on cash benefits payable by the Company hereunder to his estate, legal representatives or other beneficiary.

         9. Expenses; Vacation. The Company shall reimburse the Executive, upon production of reasonably detailed accounts and vouchers or other reasonable evidence of payment by the Executive, all in accordance with the Company's regular procedures in effect from time to time and in form suitable to establish the validity of such expenses for tax purposes, all ordinary, reasonable and necessary travel, entertainment and other business expenses as shall be incurred by him in the performance of his duties hereunder. During the Term of this Agreement, the Executive shall be entitled to 30 days vacation annually with pay at the compensation in effect when the vacation is taken. To the extent that such vacation days are not utilized, the Executive can take such days in cash payment at the then prevailing Base Salary.

         10. Benefits and Additional Benefits.

            10.1 Benefits. During the Term, the Executive shall be eligible to participate in any pension or profit-sharing plan or program of the Company now existing or hereafter established, on terms no less favorable than those made available to other senior executives of the Company.

            10.2 Additional Benefits. The Company shall provide the following additional benefits:

                  (a) The  Executive  shall be  entitled  to receive  such other benefits or rights as may be provided under any employment benefit plan provided by the Company that is now or hereafter will be reflected, including participation in life, 4OlK, medical, disability and

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dental  insurance  plans at no cost.  The  Company  shall  pay on  behalf of the
Executive or reimburse to the Executive the cost of any co-payments, deductibles or other expenses associated with or incurred in connection with any such plans.

                  (b) The Executive shall be provided with one car of his choice and applicable insurance, maintenance, parking fees, and all associated costs.

                  (c) The Company will provide to the Executive one of the following two options:

(i) a $2 million whole life policy for the Executive with such policy to be owned by him or his designee with all premiums and other payments to be made by the Company or (ii) an annual cash payment of $60,000 in lieu of whole life insurance. The Executive will notify the Company in writing of his decision concerning which of these options he has chosen within one hundred twenty (120) days of the effective date of this Agreement. The Executive will remain eligible for any term insurance provided by the Company.

                  (d) The Company will provide for and pay for a car phone and portable phone along with all associated business related charges

         11. Change of Control. In the event that there shall be a Change of Control (as hereinafter defined) of the Company or employer or any of their material subsidiaries, the Executive will have the right with or without good reason, within 10 days after the occurrence of such Change of Control, on 10 days written notice to terminate his obligations under this Agreement and the Company will then be required at the time of termination: (a) to pay to the Executive a lump sum equal to the current annual compensation and all benefits for the then remaining balance of this contract as if this contract had not been terminated, and (b) to deliver to the Executive without cost to him all of the shares of stock which the Executive would have been entitled to receive for the full term of this contract if the Executive had not terminated his obligations; exercised all of his stock options, and paid for the shares of stock on exercise. For purposes of this paragraph, a "Change of Control" shall be deemed to have occurred if (i) a board of directors election results in the election of a Chairman of the Board other than the Executive, (ii) one or more individuals are elected to the Board of Directors of the Company whose election results in the election of directors, the majority of whom were nominated by a party other than the existing management of the Company, (iii) the Company sells all or substantially all of its assets in one transaction or a series of transactions,
(iv) there is a merger or consolidation of the Company as a result of which James J. Strupp does not remain the Chairman of the Board and Chief Executive Officer of the surviving or consolidated entity or the Executive does not remain a member of the Board or the Executive does not remain the President of the surviving or consolidated entity, or (v) any person (other than the Executive or James J. Strupp), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of such person, becomes a "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities, or (vi) any other act or occurrence which may be reasonably deemed to indicate that there was a change of control taking place.

         12. Confidential Information. All records, papers, models, programs and other documents and those kept or made by the Executive relating to the business or affairs of the

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Company,  the Company's  subsidiaries  or  affiliates,  or any of the clients or customers of such entities shall be and remain the property of the Company, and to the-extent available shall be delivered by the Executive to the Company as may required, upon the expiration or earlier termination of the Executive's employment by the Company.

         13. Termination.

            13.1 Reasons for Termination. Notwithstanding the provisions of Sections 1 and 2 hereof, this Agreement may be terminated prior to the expiration of the Term by the Board of Directors of the Company upon the occurrence of any of the following events:

                  13.1.1 The death of the Executive;

                  13.1.2 For Cause, which shall be defined as the Executive is convicted of a felony criminal offense against the Company.

            13.2 Consequences of Termination of this Agreement under Section 13

                  (a) In the event that this Agreement is terminated in accordance with Sections 13.1.1 above, the Executive, his estate, legal representatives or designee shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Company hereunder, all accrued but unpaid Base Salary and any unpaid Bonus in respect of a fiscal year ended prior to the Executive's death and an amount equal to 36 months' Base Salary, and upon payment of said sums the Company shall have no further obligations or liabilities to the Executive hereunder. All outstanding stock options are considered part of the estate of the Executive.

                  (b) In the event that this Agreement is terminated in accordance with Section 13.1.2 above, the Executive shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Company hereunder, all then accrued but unpaid Base Salary and any unpaid Bonus in respect of a fiscal year ended prior to the termination of this Agreement, and upon payment of said sums the Company shall have no further obligations or liabilities to the Executive hereunder.

         14. Non-competition.

            14.1 The Executive shall be prohibited from disclosing to anyone (except to the extent reasonably necessary to perform the Executive's duties hereunder) any confidential information concerning the business or affairs of the Company or the Company's subsidiaries or affiliates which the Executive may have acquired in the course of and as incident to his employment or prior dealings with the Company or the Company's subsidiaries or affiliates, including,  without  limitation,  client lists,  business or trade  secrets,  or methods or techniques used by the Company or the Company's subsidiaries or affiliates in or about its business. The obligation in this subsection 14.1 survives the expiration or earlier termination of this Agreement.

            14.2 During the Term of this Agreement and for a period of six (6) months after the expiration or earlier termination hereof, the Executive will not:

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                  (a)  influence  or attempt to  influence  any  employee of the
Company or the Company's subsidiaries or affiliates to terminate his or her employment with the Company or the Company's subsidiaries or affiliates;

                  (b) influence or attempt to influence any person or persons, firm, association, syndicate, partnership, company, corporation or other entity that is a contracting party with the Company or the Company's subsidiaries or affiliates as of the date of this Agreement or at any time during the Term of this Agreement, to terminate any written or oral agreement with the Company or the Company's subsidiaries or affiliates;

                  (c) employ or solicit employment elsewhere of any employee or consultant of the Company or the Company's subsidiaries or affiliates; and

                  (d) directly or indirectly,  individually or with others, own, manage, design, construct, renovate, operate, control, be employed by, participate in, solicit any business from, perform consulting services for, or be connected in any manner to any business in competition with Company, or any other business similar to, or competitive with, the business of the Company or the Company's subsidiaries or affiliates, in any area.

            14.3 The Executive hereby acknowledges that:

                  (a) the respective times, area and scope of activities agreed to in subsections 14.1 and 14.2, above, are reasonable in scope and necessary for the protection of the business, competitive ability, and good will of the Company;

                  (b) since it is the understanding and desire of the parties hereto that the covenants contained in subsections 14.1 and 14.2, above, be enforced to the fullest extent possible, should any particular provision of such covenant be deemed invalid, overly broad, or unenforceable, such provision shall be deemed amended to delete therefrom the objectionable portion, the deletion shall apply only with respect to the operation of such provision, and the amended portion shall be enforced to the fullest extent allowed;

                  (c) To the extent a provision is deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereof, such provision shall be enforceable only to the extent permissible; and

                  (d) The Executive's obligation and undertaking provided for in this Section 14 shall continue beyond the termination of the Executive's relationship with the Company in accordance with the terms hereof.

         15. Notices. Any notice, direction or instruction required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided; by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party set forth below. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from

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time to time,  by like  notice  give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

                            (i) If to the Executive:

                            John D. Mazzuto
                            54 First Neck Lane
                            Southampton, New York 11968

                            (ii) If to the Company

                            Platinum Executive Search Inc.
                            342 Madison Avenue, Suite 1500
                            New York, New York 10173

         16. General.

            16.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

            16.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            16.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between or among the parties, except as specifically provided herein. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof.

            16.4 Successors and Assigns. This Agreement, and the Executive's fights and obligations hereunder, may be assigned by the Executive to a personal services company so long as such personal services company executes a contract similar to this one that provides the service of the Executive to the Company. The Executive may designate one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Agreement shall be binding on any successor to the Company whether by merger, consolidation, acquisition of all or substantially all of the Company's assets or business or otherwise, as fully as if such successor were a signatory hereto; and the Company shall cause such successor to, and such successor shall, expressly assume the Company's obligations hereunder.

            16.5 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without consent in writing of the parties hereto. However, in the event that the Company issues an Employee Directive which amends or modifies any policy specifically identified and incorporated into this Agreement, such

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policy  automatically shall be deemed included as part of this Agreement without further consideration other than the continued performance of this Agreement's material terms by the Company. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

            16.6 Beneficiaries. Whenever this Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Company. The Executive shall have the right to revoke any such designation and to re-designate a beneficiary or beneficiaries by written notice to the Company (and any applicable insurance company) to such effect.

            16.7 Further Assurances. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

            16.8 Ability to Fulfill Obligations. Neither the Company nor the Executive is a party to or bound by any agreement which would be violated by the terms of this Agreement.

            16.9 Severability. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

            16.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

            16.11 Survival of Certain Provisions. The provisions of Sections 10.
11. 12. and l.3 shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of this Agreement or of the Executive's employment in accordance with the terms of this Agreement.

            16.12 Arbitration of Disputes. Any dispute or controversy between the parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined by arbitration in the City and State of New York by and pursuant to the rules then prevailing of the American Arbitration Association. The arbitration award shall be final and binding upon the parties and judgement may be entered thereon by any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or the enforcement of any arbitration award hereunder may be effectuated either by personal service upon a party or by certified mail duly addressed to him or to his executors, administrators, personal representatives, next of kin, successors or assigns, at

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the last known  address or addresses of such party or parties.  If the Executive is the prevailing party on any issue in any such arbitration proceeding, he shall be entitled to recover from the Company any actual expenses for attorney's fees and disbursements incurred by him.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          Platinum Executive Search, Inc.


                                          By: /s/ James J. Strupp
                                             -----------------------------------
                                             Name:  James J. Strupp
                                             Title:  Chairman

                                              /s/ John D. Mazzuto
                                             -----------------------------------
                                             John D. Mazzuto